UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2023

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

delaware	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

Registrant’s telephone number, including area code: (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AUMN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Conditions.

The information set forth below regarding the performance of the Rodeo mine during the three months ended December 31, 2022 is hereby incorporated into this Item 2.02.

Item 8.01	Other Events

In its quarterly report on Form 10-Q for the nine-months ended September 30, 2022, Golden Minerals Company (“the Company”) provided guidance regarding cash flow expectations for the twelve months ended September 30, 2023. The Company previously estimated that for the twelve months ending September 30, 2023, it would receive approximately $5.5 to $6.5 million in net operating margin from the Rodeo Property (defined as revenue from the sale of metals less the cost of metals sold) and approximately $1.75 million in payments related to the sale of its Santa Maria property to Fabled Silver Gold Corp. (“Fabled”). As a result of the factors described below, the Company now expects that net operating margin from the Rodeo Property for the twelve months ending September 30, 2023 will be approximately $3.6 to $4.6 million. In addition, the deadline for the payment by Fabled of the next $250,000 installment has passed without payment. As a result, the Company is no longer projecting that it will receive the remaining $1.75 million related to the sale of the Santa Maria property during the twelve months ending September 30, 2023.

The lower estimate of net operating margin at the Rodeo Property is due in part to the Company’s actual operating margin for the three months ended December 31, 2022 of approximately $ 0.4 million, which was $0.7 million lower than forecast. This decline was due to a combination of lower gold and silver prices during the fourth quarter and lower than expected grades delivered to the mill for processing. As the Rodeo open pit reaches the deepest levels in the operating plan, diluted gold grades lagged modeled gold grades by about 0.6 g/t Au in the fourth quarter. The Company now expects average grades of approximately 2.1 g/t gold and 13 g/t silver for the remaining life of the mine and to produce and sell between 500 to 600 fewer ounces of gold and 9,000 to 10,000 fewer ounces of silver than previously forecast in the nine months ending September 30, 2023. The Company expects production from the Rodeo open pit to continue approximately through the end of the second quarter of 2023. Depending on gold price, The Company may elect to continue processing low grade stockpiled material with expected gold grades of approximately 1.2 g/t gold and 6 g/t silver until the stockpiles are depleted in 2024.

With regard to the Santa Maria property, on February 13, 2023, the Company issued a notice of default under the Option Agreement to Fabled as a result of the non-payment of the most recent $250,000 installment. The Option Agreement allows Fabled five days to cure the default. If Fabled does not timely cure the default, the Company will take the legal or equitable remedies available to us under the Option Agreement.

Due to the reduction in cash inflows discussed above, the Company no longer anticipates that its existing cash resources will be sufficient to cover anticipated expenditures during the twelve months ending September 30, 2023. As of December 31, 2022, the Company’s cash balance was approximately $4.0 million. The Company intends to take various actions to maintain sufficient cash balances, including reducing discretionary expenditures, considering additional asset dispositions or raising additional equity capital through sales under the ATM program or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2023

Golden Minerals Company

By:	/s/ Julie Z. Weedman
Name: Julie Z. Weedman
Title: Senior Vice President and Chief Financial Officer

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